Exhibit 99

Applied Energetics Announces Appointment of General Counsel and Other Corporate Developments

Applied Energetics, Inc.

Wed, January 12, 2022, 9:39 AM

Tucson, AZ, Jan. 12, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire -- Applied Energetics, Inc. (OTCQB: AERG) (the “Company”) today announced effective January 1, 2022, the board of directors appointed Mary P. O’Hara, to serve as General Counsel and Chief Legal Officer. Ms. O’Hara has represented the Company as outside counsel for several years and is a member of its board of directors.

Ms. O’Hara has been in private law practice for twenty-nine years and has broad experience in all facets of securities, corporate and commercial law. Previously, she was with the law firm of Masur Griffitts Avidor LLP, and prior to that she was a partner at Hodgson Russ LLP and an associate at Fulbright & Jaworski LLP (now known as Norton Rose Fulbright) and Mayer Brown & Platt, LLP (now known as Mayer Brown LLP). Ms. O’Hara has a J.D. from New York University School of Law and a B.A. in Economics, magna cum laude, from the University of New Mexico.

Applied Energetics has further extended the term of Christopher Donaghey to serve on its Board of Advisors, adding an exclusivity agreement with Mr. Donaghey. Chris Donaghey currently serves as the senior vice president and head of corporate development for Science Applications International Corporation (“SAIC”), a defense and government agency technology integrator. In his role on Applied Energetics’ Board of Advisors, Mr. Donaghey provides input into the strategic direction of the Company and assistance in building relationships in the Defense markets.

Gregory J. Quarles, Ph.D., chief executive officer of Applied Energetics, commented, “On behalf of the Board of Directors, I would like to congratulate Mary on this appointment as I believe that she will be a tremendous asset to Applied Energetics and a great addition to our executive team. Mary joins our management team at an important stage in the Company’s development. With her extensive legal and public company experience, and having worked as outside counsel to the Company for many years, Mary brings the skill set required to strengthen our corporate infrastructure, SEC reporting and contract review process. This helps set the stage for our next chapter of development.”

Dr. Quarles, added, “We are delighted Chris has extended his term as a member of our Advisory Board. Chris has played a valuable role in guiding our strategic decisions and our innovation plans.”

Since moving its corporate headquarters to UA Tech Park, a strategic location that can support the Company’s anticipated future growth and provide greater capacity for research and product development, the Company has continued the development of its ultra-short pulse laser capabilities utilizing its ITAR and laser safety compliant facility and dedicated Class 1000 (ISO 6) Cleanroom.

In addition to the ongoing development of its technology and strengthening of its patent portfolio, the Company has also recently added two employees for scientific and technical support, full human resource capabilities through MNichols Consulting, financial and accounting advisory services, and engaged vendors for public relations and development of a new corporate and investor relations website. “We’re excited about the staff we added to our scientific team and corporate capabilities in 2021, and we have several open positions we look to fill in early 2022,” said Dr. Quarles. “We will remain prudent in our hiring rollout and look forward to a strong and successful 2022.”

About Applied Energetics, Inc.

Applied Energetics, Inc., “AE” based in Tucson, Arizona, specializes in development and manufacture of advanced high-performance lasers, advanced optical systems, high voltage electronics, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered and holds all crucial intellectual property rights to the development and use of Laser Guided Energy (LGETM) technology and related solutions for commercial, defense and security applications, and are protected by 26 patents and 11 additional Government Sensitive Patent Applications “GSPA”. The company’s 11 GSPA’s are held under secrecy orders of the US government and allow AE greatly extended protection rights.

For more information, visit www.aergs.com

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as “may”, “believe”, “will”, “expect”, “project”, “anticipate”, “estimates”, “plans”, “strategy”, “target”, “prospects” or “continue”, and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

For more information contact:

Cameron Associates, Inc.

Investor Relations - Kevin McGrath, Managing Director

T: 646-418-7002

kevin@cameronassoc.com